Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ryerson Tull, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-122316) on Form S-3/A of Ryerson Tull, Inc. of our report dated September 17, 2004, with respect to the combined balance sheets of J&F Steel as of December 31, 2003 and 2002, and the related combined statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Ryerson Tull, Inc. filed on October 6, 2004 and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Chicago, Illinois

April 25, 2005